WAIVER AND EIGHTH AMENDATORY AGREEMENT
                           Dated as of March 31, 1996


                  This WAIVER AND EIGHTH AMENDATORY AGREEMENT is among FARM FRESH, INC., a Virginia corporation (the "Borrower"), the guarantors parties to the Credit Agreement referred to below (the "Guarantors"), the lenders parties to the Credit Agreement referred to below (the "Lenders"), and FLEET BANK, N.A. (as successor to NatWest USA Credit Corp.), as agent (the "Agent") for the Lenders thereunder.

PRELIMINARY STATEMENTS:

                  (1) The Borrower, the Guarantors, the Lenders and the Agent have entered into a Revolving Credit Agreement dated as of December 10, 1993 (as amended to date, the "Credit Agreement"); the terms defined therein being used herein as therein defined unless otherwise defined herein.

                  (2) The Borrower and the Lenders have, on the terms and conditions stated below, agreed to waive and amend certain of the terms of the Credit Agreement as hereinafter set forth.

                  SECTION 1. Waiver. The Borrower has advised the Agent and the Lenders of the Borrower's non-compliance with Section 7.09 of the Credit Agreement (Fixed Charge Coverage), as the result of the Fixed Charge Coverage Ratio of the Borrower and its subsidiaries for the four consecutive fiscal quarters ending December 31, 1995 being .70 to 1, rather than the required .84 to 1. Effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, the Agent and the Lenders each hereby waive any Event of Default arising out of the Borrower's non-compliance at any time with Section 7.09 of the Credit Agreement; provided, however, that the foregoing waiver shall be limited to non- compliance with
Section 7.09 of the Credit Agreement and shall not apply to any other noncompliances with the terms of the Credit Agreement or any other Loan Documents. With respect to the aforementioned noncompliance with the Fixed Charge Coverage Ratio for the four consecutive fiscal quarters ending December 31, 1995, the foregoing waiver shall also be effective as of December 31, 1995.

                  SECTION 2. Amendments to Credit Agreement. Effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, the Credit Agreement is hereby amended as follows:

                  (a) The definition of "Change of Control" in Article I of the Credit Agreement is hereby amended by deleting clause (y) thereof in its entirety and substituting, in lieu thereof, the following: "(y) a Change of Control (as defined in the Senior Indenture) shall occur.".

                  (b)(i) The definition of "EBITDA" in Article I of the Credit Agreement is hereby amended by deleting such definition in its entirety and by substituting, in lieu thereof, the following:

                  "EBITDA" shall mean, for any period, the sum of (i) Net Income (without taking into account any (A) extraordinary gains, (B) extraordinary losses, (C) reserves taken and occasioned by the closing of store locations, but not to exceed $8,000,000 in the fiscal year ending January 1, 1994 occasioned by the closing of Farm Fresh stores # 233, 361, 404, 465 and Safeway store #225 and either Safeway store #228 or Farm Fresh store #363, and $2,500,000 in any fiscal year thereafter, (D) assets written down as a result of store remodels,(E) gain or loss from assets held for sale set forth in Schedule 7.05 hereto and (F) up to $5,000,000 in non-cash losses recognized in 1995 resulting from (i) the sale by the Borrower of the "Purchased Assets" (as such term is defined in the Fifth Amendatory Agreement, Consent and Waiver to this Agreement) to Hannaford Bros. Co., (ii) the sale by the Borrower of the preferred stock of Virginia Supermarkets, Inc. to Great Valu Supermarkets, Inc. pursuant to the terms of the Sixth Amendatory Agreement, Consent and Waiver to this Agreement; and (iii) other sales of the assets of the Borrower to the extent such sales are permitted under this Agreement), (ii) Interest Expense, (iii) depreciation and amortization of intangible assets, (iv) federal, state and local income taxes,
(v) increases in LIFO reserves and (vi) for the period beginning on the Closing Date and ending January 1, 1994, an amount not to exceed $2,000,000 and for each fiscal year thereafter, an amount, not to exceed $2,000,000 in the aggregate for any such fiscal year, in each case attributable to non-cash write downs of fixed assets associated with the closing of stores, in each case of the Borrower and its subsidiaries for such period determined on a Consolidated basis, computed and calculated in accordance with generally accepted accounting principles consistently applied."

                  (ii) The definition of "Final Maturity Date" in Article I of the Credit Agreement is hereby amended by deleting the words "the third anniversary of the Closing Date" and by substituting, in lieu thereof, the words "January 13, 1998".

                  (c) Article I of the Credit Agreement is hereby amended by adding the following definitions thereto:

                  "Average Undrawn Availability' for any period shall mean the quotient of (i) the aggregate Undrawn Availability at the end of each Business Day in such period divided by (ii) the number of Business Days in such period.

                  "Eighth Amendment" shall mean the Waiver and Eighth Amendatory Agreement dated as of March 31, 1996 to this Agreement, among the Borrower, the Guarantors, the Agent and the Lenders."

                  (d) Section 2.01(a) of the Credit Agreement is hereby amended by deleting clause (1)(B) thereof and by substituting therefor the following:

                  "(B) an amount equal to the sum of (i) up to sixty percent (60%) of the Net Amount of Eligible Inventory plus (ii), subject to the terms of
Section 2.09(d) hereof, (a) $10,000,000 from the date of this Agreement to the first anniversary date of this Agreement, (b) $6,666,667 from the first anniversary date of this Agreement to the effective date of the Eighth

Amendment to this Agreement and (c) $11,000,000 from the effective date of the Eighth Amendment to this Agreement to January 13, 1998 at which time it will become zero (0) (this clause (1)(B) referred to herein as the "Borrowing Base")".

                  (e) Section 2.05 of the Credit Agreement is hereby amended by deleting clauses (a) and (b) thereto and by substituting, in lieu thereof, the following:

                  "(a) Subject to the provisions of Section 2.05(c) and Section
2.08 hereof, each Prime Rate Loan shall bear interest at a rate per annum equal to the Prime Rate plus one and three quarter percent (1-3/4%); provided, however, that, commencing on January 1, 1997, (i) effective one Business Day after receipt by the Agent of a certificate pursuant to Section 6.05(d) hereof (each such certificate, a "Four Quarter EBITDA Certificate") indicating that EBITDA for the four (4) most recent consecutive fiscal quarter periods ending on or before the date of determination (commencing with the four fiscal quarters ending December 31, 1996) is greater than $45,000,000, then from such effective date through (but excluding) one Business Day after receipt by the Agent of the next Four Quarter EBITDA Certificate, each Prime Rate Loan shall bear interest at a rate per annum equal to the Prime Rate plus one and one-quarter percent (1-1/4%); and (ii) effective one Business Day after receipt by the Agent of a Four Quarter EBITDA Certificate indicating that EBITDA for the four (4) most recent consecutive fiscal quarter periods ending on or before the date of determination (commencing with the four fiscal quarters ending December 31, 1996) is less than $40,000,000, then from such effective date through (but excluding) one Business Day after receipt by the Agent of the next Four Quarter EBITDA Certificate, each Prime Rate Loan shall bear interest at a rate per annum equal to the Prime Rate plus two percent (2%) (with any additional interest payable under Section 2.08(a) to be in addition to the foregoing interest).

                  (b) Subject to the provisions of Section 2.05(c) and Section
2.08 hereof, each Eurodollar Loan shall bear interest at a rate per annum equal to the Adjusted LIBO Rate plus three percent (3%); provided, however, that, commencing on January 1, 1997, (i) effective one Business Day after receipt by the Agent of a Four Quarter EBITDA Certificate indicating that EBITDA for the four (4) most recent consecutive fiscal quarter periods ending on or before the date of determination (commencing with the four fiscal quarters ending December 31, 1996) is greater than $45,000,000, then from such effective date through (but excluding) one Business Day after receipt by the Agent of the next Four Quarter EBITDA Certificate, each Eurodollar Loan shall bear interest at a rate per annum equal to the Adjusted LIBO Rate plus two and one-half percent (2-1/2%) and (ii) effective one Business Day after receipt by the Agent of a Four Quarter EBITDA Certificate indicating that EBITDA for the four (4) most recent consecutive fiscal quarter periods ending on or before the date of determination (commencing with the four fiscal quarters ending December 31, 1996) is less than $40,000,000, then from such effective date through (but excluding) one Business Day after receipt by the Agent of the next Four Quarter EBITDA Certificate, each Eurodollar Loan shall bear interest at a rate per annum equal to the Adjusted LIBO Rate plus three and one-half percent (3-1/2%) (with any additional interest payable under Section 2.08(a) to be in addition to the foregoing interest)."

                  (f) Section 2.06(a) is hereby amended by deleting the first sentence thereof and by substituting, in lieu thereof, the following:

                  "(a) The Borrower shall pay each Lender, through the Agent,
(i) on the last Business Day of each March, June, September and December commencing December 31, 1993, (ii) on the date of any reduction of Commitments pursuant to Section 2.07 hereof and (iii) on the Termination Date, in immediately available funds, a commitment fee (the "Commitment Fee") of one-half percent (1/2%) per annum on the average amount, calculated on a daily basis, by which the Commitment of such Lender, during the quarter (or shorter period commencing with the date hereof or ending with the Termination date) ending on such date exceeds the aggregate outstanding principal amount of the Loans made by such Lender."

                  (g) Section 2.08(a) of the Credit Agreement is hereby amended by deleting such Section 2.08(a) in its entirety and by substituting, in lieu thereof, the following:

                  "(a) If there shall occur and be continuing any Event of Default, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on principal, interest, fees and any other amount which is payable hereunder or under any other Loan Document (whether then due and payable or not) (after as well as before judgment) at a rate per annum equal to two percent (2%) in excess of the rates otherwise applicable thereto (or if no rate is applicable thereto, at a rate per annum equal to three and one half percent (3-1/2%) in excess of the Prime Rate); provided, however, that with respect to Prime Rate Loans accruing interest under Section 2.05(a)(ii) of this Agreement and letter of credit fees payable under Section 13.06(a)(ii) of this Agreement, one and three quarter percent (1-3/4%) shall be substituted for the foregoing 2%; and provided, further, that with respect to Eurodollar Loans accruing interest under Section 2.05(b)(ii) of this Agreement, one and one half percent (1-1/2%) shall be substituted for the foregoing 2%."

                  (h) Section 4.05 of the Credit Agreement is hereby amended by deleting the words "January 2, 1993" and by substituting, in lieu thereof, the words "the date of the latest financial statements delivered to the Agent by the Borrower pursuant to Section 6.05(a) hereof".

                  (i) Section 4.06 of the Credit Agreement is hereby amended by
(x) adding the words "(other than a Material Adverse Effect solely with respect to the Parent)" immediately after the words "Material Adverse Effect" at the end of clause (a) thereof; and (y) deleting the words "the Parent," in Section 4.06(b) thereof.

                  (j) Section 6.05(a) of the Credit Agreement is hereby amended by inserting the words "with respect to going concern, with respect to the restructuring of the capital structure of the Parent and" after the word "except" in the parenthetical contained therein.

                  (k) Section 6.05(d) of the Credit Agreement is hereby amended by deleting (i) the words "for any fiscal month which ends a fiscal quarter, with the covenants set forth in Sections 7.07, 7.08, 7.09, 7.10, 7.11 and 7.13 hereof" and by substituting therefor the words "for any fiscal month which ends a fiscal quarter, with the covenants set forth in Sections 7.07 and 7.11 hereof" and (ii) the words "for each fiscal month, with the covenants set forth in Sections 7.07, 7.08 and 7.10 hereof" and by substituting therefor the words "for each fiscal month, with the covenant set forth in Section 7.07 hereof".

                  (l) Section 7.07 of the Credit Agreement is hereby amended by deleting the table set forth therein and by substituting therefor the following table:

                  "Period                                              Maximum Amount
Fiscal Year ending December 31, 1996                                       $18,000,000

Fiscal Year ending December 31, 1997
and each Fiscal Year thereafter                                            $18,000,000"

                  (m) Sections 7.08, 7.09, 7.10 and 7.13 of the Credit Agreement are hereby amended by deleting each such Section in its entirety and by substituting, in lieu thereof in each instance, the words "[Intentionally Omitted]".

                  (n) Section 7.11 of the Credit Agreement is hereby amended by deleting the table set forth therein and by substituting, in lieu thereof, the following table:

  "Date of Determination                                 Amount

  March 23, 1996                                       $40,000,000

  June 15, 1996                                        $38,000,000

  September 7, 1996                                    $37,000,000

  December 28, 1996                                    $37,000,000

  March 22, 1997                                       $38,000,000

  June 14, 1997                                        $39,000,000

  September 6, 1997                                    $40,500,000

  December 27, 1997                                    $42,000,000".


  (o)      Article VIII of the Credit Agreement is hereby amended by:

            (i) deleting the word "or" immediately after clause "(n)" thereto;

                           (ii) adding the word "; or" immediately after
clause "(o)" thereto and (iii) adding the following clause "(p)" thereto:

                  "(p) the failure of the Borrower's Financial Officer to deliver to the Agent by the tenth (10th) day following the end of any fiscal period of the Borrower, a certificate (with supporting calculations concurred to by the Agent and the Lenders) indicating that Average Undrawn Availability for such fiscal period was $2,000,000 or greater";

                           (iii) deleting clauses (e), (g) and (j) of such
Article VIII and substituting therefor the following:

                  "(e) the Borrower, any Guarantor, any Grantor or any subsidiary of any thereof shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, liquidation or similar law (other than a bankruptcy involving solely the Parent where (x) the Parent retains the exclusive right to file a plan of reorganization and (y) not more than one year has elapsed since the commencement date of such proceeding), (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Borrower, such Guarantor, such Grantor or such subsidiary or for a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors,
(vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take corporate action for the purpose of effecting any of the foregoing;"

                  "(g) default shall be made with respect to (i) any Indebtedness or obligations under a capitalized lease of the Borrower, any Guarantor (other than defaults of the Parent under Indebtedness of the Parent or capitalized leases of the Parent), any Grantor (other than defaults of the Parent under Indebtedness of the Parent or capitalized leases of the Parent) or any subsidiary of any thereof, whose unpaid principal payments exceed in the aggregate $250,000 at any time (excluding Indebtedness outstanding hereunder) or
(ii) any Indebtedness of the Borrower or any of its subsidiaries arising under the Stock Purchase Agreement, if the effect of any such default shall be to accelerate, or to permit the holder or obligee of any such Indebtedness or obligations under a capitalized lease (or any trustee on behalf of such holder or obligee) at its option to accelerate, the maturity of such Indebtedness or obligations under a capitalized lease, or if any such Indebtedness or obligations under a capitalized lease shall not be paid when scheduled to be due and payable"

                  "(j) a judgment (not reimbursed by insurance policies of the Borrower, any Guarantor, any Grantor or any subsidiary of any thereof) or decree for the payment of money, a fine or penalty (x) shall be rendered by a court or other tribunal against the Borrower, any Guarantor (other than the Parent), any Grantor (other than the Parent) or any subsidiary of any thereof which when taken together with all other such judgments, decrees, fines and penalties shall exceed $500,000 or (y) shall be rendered by a court or other tribunal against the Borrower, any Guarantor (including the Parent), any Grantor (including the Parent) or any subsidiary of any thereof which when taken together with all other such judgments, decrees, fines and penalties shall exceed $10,000,000, and (i) shall remain undischarged or unbonded for a period of 30 consecutive days during which the execution of such judgment, decree, fine or penalty shall not have been stayed effectively, or (ii) any judgment creditor or other person shall legally commence actions to collect on or enforce such judgment, decree, fine or penalty;"

                           (iv) (x) deleting paragraphs (m) and (n) of such
Article VIII in their entirety and substituting, in lieu thereof in each instance, the words "[intentionally omitted]"; and

                                    (y) deleting from clause (f) thereof the
words "and such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 30 days" and substituting, in lieu thereof, the words "and (x) such proceeding or petition with respect to the Borrower, any Guarantor (other than the Parent) any Grantor (other than the Parent) or any subsidiary of any thereof shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 30 days or (y) ninety days shall have elapsed from the date of the commencement of such proceeding with respect to the Parent, the filing of such petition with respect to the Parent or the entry of an order or decree approving or ordering any of the foregoing with respect to the Parent, during which time such proceeding, filing, order or decree shall not have been dismissed, remained stayed or remained suspended".

                  (p) Section 13.06 of the Credit Agreement is hereby amended by deleting clause (a) thereof and by substituting, in lieu thereof, the following:

                  "(a) for the ratable benefit of the Lenders, with respect to any Letter of Credit, on the last Business Day of each September, December, March and June and on the date of the full drawing, cancellation, termination or expiration of such Letter of Credit, a letter of credit fee for such calendar quarter or shorter period equal to two and one half percent (2-1/2%) per annum on the average daily undrawn amount thereof for such calendar quarter or such shorter period, payable to the Agent at its Domestic Lending Office in immediately available funds; provided, however, that, commencing on January 1, 1997, (i) effective one Business Day after receipt by the Agent of a Four Quarter EBITDA Certificate indicating that EBITDA for the four (4) most recent consecutive fiscal quarter periods ending on or before the date of determination (commencing with the four fiscal quarters ending December 31, 1996) is greater than $45,000,000, then from such effective date through (but excluding) one Business Day after receipt by the Agent of the next Four Quarter EBITDA Certificate, the foregoing letter of credit fee shall be two and one-quarter percent (2-1/4%) per annum and (ii) effective one Business Day after receipt by the Agent of a Four Quarter EBITDA Certificate indicating that EBITDA for the four (4) most recent consecutive fiscal quarter periods ending on or before the date of determination (commencing with the four fiscal quarters ending December 31, 1996) is less than $40,000,000, then from such effective date through (but excluding) one Business Day after receipt by the Agent of the next Four Quarter EBITDA Certificate, the foregoing letter of credit fee shall be two and three quarters percent (2-3/4%) per annum.".


         SECTION 3. Conditions of Effectiveness. This Waiver and Eighth Amendatory Agreement shall be operative as of the date hereof but shall become effective when, and only when, the Agent shall have received (x) full and final payment of a $550,000 fee (which shall be in substitution for, and in full satisfaction of, payment of the $400,000 fee referenced in Section 2.06(c) of the Credit Agreement); (y) counterparts of this Waiver and Eighth Amendatory Agreement executed by the Borrower and the Lenders or, as to any of said Lenders, advice satisfactory to the Agent that such Lender has executed this Waiver and Eighth Amendatory Agreement and (z) all of the following documents, each document (unless otherwise indicated) being dated the date hereof, in form and substance satisfactory to the Agent:

                           (a) a certificate of the Secretary or an
Assistant Secretary of the Borrower and the Guarantor certifying the names and true signatures of their respective officers authorized to sign this Waiver and Eighth Amendatory Agreement, and the other documents to be delivered hereunder;

                           (b) a certificate signed by a duly authorized
officer of the Borrower stating that:

                                    (i) the representations and warranties
of the Borrower as set forth in Article IV of the Credit Agreement and in any documents delivered therewith, including the Loan Documents, are true and correct on and as of the date of such certificate as though made on and as of such date (except insofar as such representations and warranties relate expressly to an earlier date or are based on the accuracy of schedules prepared as of a prior date),

                                    (ii) the representations and warranties
contained in Section 4 hereof are correct on and as of the date of such certificate as though made on and as of such date, and

                                    (iii) after giving effect to this Waiver
and Eighth Amendatory Agreement, no Default or Event of Default has occurred and is continuing;

                           (c) certified copies of (i) the resolutions of
the Board of Directors of the Borrower and of the Guarantor approving this Waiver and Eighth Amendatory Agreement and (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Waiver and Eighth Amendatory Agreement and the matters contemplated hereby;

                           (d) a favorable opinion of Kaufman & Canoles,
counsel for the Borrower and the Guarantor, in a form reasonably acceptable to the Agent and Lenders; and

                           (e) an amendment to the existing deeds of trust in
favor of the Agent, together with endorsements to the title insurance policies in force with respect to such deeds of trust.

                  SECTION 4. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

                           (a) The execution, delivery and performance by
the Borrower of this Waiver and Eighth Amendatory Agreement and the Credit Agreement as amended hereby are within the Borrower's and the Guarantor's corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the charter or by-laws, and (ii) any law or any contractual restriction binding on or affecting the Borrower or the Guarantor.

                           (b) No authorization, approval or other action
by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower or the Guarantor of this Waiver and Eighth Amendatory Agreement and the Credit Agreement as amended hereby.

                           (c) This Waiver and Eighth Amendatory Agreement
and the Credit Agreement as amended hereby, constitute legal, valid and binding obligations of the Borrower and the Guarantor enforceable against the Borrower and the Guarantor in accordance with their respective terms.

                           (d) There is no pending or threatened action or
proceeding affecting the Borrower, the Guarantor or any of their respective subsidiaries before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition or operations of the Borrower, the Guarantor or any subsidiary thereof or which purports to affect the legality, validity or enforceability of this Waiver and Eighth Amendatory Agreement and the Credit Agreement as amended hereby.

                           (e) The execution, delivery and performance of
this Waiver and Eighth Amendatory Agreement does not conflict with or violate in any manner the terms of any of the Borrower's Senior Notes (or the related Senior Indenture) or Subordinated Indebtedness or in any manner affect the status of the Obligations under the Credit Agreement regarding the subordination provisions of the Borrower's Subordinated Indebtedness.

                  SECTION 5.  Reference to and Effect on the Loan Documents.

                           (a) Upon the effectiveness of this Waiver and
Eighth Amendment, on and after the date hereof each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof" or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to "the Credit Agreement," "thereunder," "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

                           (b) Except as specifically amended above, the
Credit Agreement and the Notes, and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

                           (c) The execution, delivery and effectiveness of
this Waiver and Eighth Amendatory Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

                  SECTION 6. Costs, Expenses and Taxes. The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Waiver and Eighth Amendatory Agreement and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities hereunder and thereunder. The Borrower further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Waiver and Eighth Amendatory Agreement and the other instruments and documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 6. In addition, the Borrower shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Waiver and Eighth Amendatory Agreement and the other instruments and documents to be delivered hereunder, and agrees to save the Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes.

                  SECTION 7. Execution in Counterparts. This Waiver and Eighth Amendatory Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

                  SECTION 8. Governing Law. This Waiver and Eighth Amendatory Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

                  IN WITNESS WHEREOF, the parties hereto have caused this Waiver and Eighth Amendatory Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                            FARM FRESH, INC.
                            By:/s/ Farm Fresh, Inc.
                            Name:
                            Title:


                            FF HOLDINGS CORPORATION, as Guarantor
                            By:/s/ FF Holdings Corporation
                            Name:
                            Title:


                            FLEET BANK, N.A., (as successor to NatWest USA Credit Corp.), as Lender
                            By:/s/ Fleet Bank, N.A.
                            Name:
                            Title:


                            FLEET BANK, N.A. (as successor to NatWest USA Credit Corp.), as Agent
                            By:/s/ Fleet Bank, N.A.
                            Name:
                            Title:


                            HELLER FINANCIAL, INC., as Lender
                            By:/s/ Heller Financial, Inc.
                            Name:
                            Title: